Filed Pursuant to Rule 424(b)(3)

Registration No. 333-156479

CNL MACQUARIE GLOBAL GROWTH TRUST, INC.

STICKER SUPPLEMENT DATED JUNE 24, 2010

TO PROSPECTUS DATED JANUARY 7, 2010

This sticker supplement is part of, and should be read in conjunction with, our prospectus dated January 7, 2010. This sticker supplement replaces all prior sticker supplements to the prospectus. Capitalized terms used in this sticker supplement have the same meaning as in the prospectus unless otherwise defined herein. The terms “we,” “our,” “us” and “CNL Macquarie Global Growth Trust” include CNL Macquarie Global Growth Trust, Inc. and its subsidiaries.

This information is presented as of June 24, 2010.

RECENT DEVELOPMENTS

Distribution Policy

The following information describes the declaration of distributions by our board of directors and should be read in conjunction with the “PROSPECTUS SUMMARY – Our Distribution Policy” section beginning on page 13 of the prospectus and all similar information appearing throughout the prospectus, including the “DISTRIBUTION POLICY” section commencing on page 124 of the prospectus.

On June 24, 2010, our board of directors authorized a daily stock distribution equal to 0.000219178 of a share of common stock on each outstanding share of common stock (which is equal to an annualized distribution rate of 0.08 of a share based on a 365 days calendar year), payable to all common stockholders of record as of the close of business on each day (the “Distribution Rate and Payment Authorization”) commencing on July 1, 2010 and ending on September 30, 2010. The Distribution Rate and Payment Authorization is authorized to continue for each calendar quarter thereafter until terminated or amended by our board.

Our board declared a stock distribution rather than a cash distribution in order to retain its cash for investment opportunities. This enables the company to focus its investment strategy on commercial properties that may generate little or no cash flow initially, but have strong potential for long term capital appreciation.

Quarterly distributions will be calculated for each stockholder for each day the stockholder has been a stockholder of record in such quarter and the distribution shares will be issued and recorded in the stockholder records of the company on or about the 15th day of the calendar month immediately following the last day of the applicable calendar quarter. Fractional shares of common stock accruing as distributions will be rounded to the nearest hundredth when issued on the distribution date.

If a stockholder transfers all of its shares and is no longer a stockholder of the company, the accrued but unissued stock distribution in respect of such shares through the date such transfer is recorded on the stock records of the company will be issued to the transferee of such shares. If a stockholder transfers less than all of its shares and remains a stockholder of the company, the accrued but unissued stock distribution in respect of the transferred shares through the day prior to the date such transfer is recorded on the stock records of the company will be issued to the transferor and the transferee will receive the stock distribution in respect of its acquired shares from the date it acquired the shares. Transfers may take up to 30 days to be recorded on the stock records of the company.

The distribution of new common stock from the company to the recipient stockholders will be a non-taxable distribution. Each stockholder must allocate the tax basis of its old common stock, with respect to which the new common stock was distributed, to the old common stock and the new common stock in proportion to the fair market value of each on the distribution date. For the purpose of determining the basis of each share of old and new common stock, each stockholder should divide the total basis of its shares of old common stock by the total number of shares of old and new common stock and allocate that amount to each share of old and new common stock. For purposes of determining short or long term capital gains, the new shares of common stock will have the same holding period as the old shares of common stock with respect to which they were distributed. We urge you, as a prospective stockholder, to consult your tax advisor regarding the specific tax consequences to you of an investment in our common stock and stock distributions you receive as a result of ownership of our shares of common stock.

Our board intends to evaluate this distribution policy on a quarterly basis and reserves the right to change the per share distribution amount or otherwise amend or terminate this distribution policy.

Redemption Plan

Our board of directors approved an amended and restated redemption plan (the “Redemption Plan”) to accommodate shares of common stock issued as stock distributions. A copy of the form of Redemption Plan is attached to this supplement as Appendix F.

The following information supersedes and replaces in full the first three paragraphs under “SUMMARY OF REDEMPTION PLAN” on page 122 of the prospectus.

Our Redemption Plan is designed to provide our eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us prior to the Listing of our shares, if any. We will not pay any fees to our sponsors, advisor, directors or affiliates in connection with the redemption of our shares. Subject to certain restrictions discussed below, we may redeem shares, including fractional shares, from time to time, at the following prices:

•	92.5% of the purchase price paid per share for stockholders who have owned those shares for at least one year;

•	95.0% of the purchase price paid per share for stockholders who have owned those shares for at least two years;

•	97.5% of the purchase price paid per share for stockholders who have owned those shares for at least three years; and

•	for stockholders who have owned those shares for at least four years, a price determined by our board of directors but in no event less than 100% of the purchase price paid per share.

During the period of any public offering, the repurchase price will not exceed the then current public offering price for our shares (other than the price at which shares are sold under our Distribution Reinvestment Plan). Shares issued as stock distributions pursuant to our stock distribution policy shall be deemed to have a purchase price equal to the then current public offering price in effect on the date such shares are issued. The holding period for shares issued as stock distributions shall commence on the date such shares are issued.

Any stockholder who has held shares for not less than one year may present for our consideration all or any portion of such shares to us for redemption at any time. A stockholder may present fewer than all of his or her shares to us for redemption; provided, however, that the minimum number of shares that must be presented for redemption must be at least 25% of his or her shares. In addition, we have the right to waive the holding periods and redemption prices set forth above and the pro rata redemption requirements described below in the event of the death, permanent disability or bankruptcy of a stockholder or other exigent circumstances. Shares that are redeemed in connection with the death, permanent disability, bankruptcy of a stockholder or other exigent circumstances will be redeemed at the lesser of the then current offering price or the price at which the investor purchased such shares while the share redemption program is in effect and sufficient funds are available. In addition, we, in our sole discretion, may redeem such shares prior to the redemption of any other shares. Further, if a stockholder submits a redemption request to the redemption agent to sell shares to the Company, the redemption request shall be deemed to also include a request to sell all the shares issued (or issuable as of the end of the quarter in which the redemption request was submitted) as stock distributions thereon; and, if any such shares issued as stock distributions have not been held for at least one year, the Company shall waive the holding period for such shares, which holding period shall be deemed to be one year for purposes of calculating the repurchase price. Except for the holding periods, redemption prices and redemption timing, any shares redeemed pursuant to the exercise of this authority will be otherwise subject to the procedures and limitations in the Redemption Plan. There is no assurance that there will be sufficient funds available for redemption or that we will exercise our discretion to redeem such shares and, accordingly, a stockholder’s shares may not be redeemed. Factors that our board of directors, in its discretion, will consider in making our determinations to redeem shares include:

•	whether such redemption impairs our capital or operations;

•	whether an emergency makes such redemption not reasonably practical;

•	whether any governmental or regulatory agency with jurisdiction over us demands such action for the protection of our stockholders;

•	whether such redemption would be unlawful; and

•	whether such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of our shares, could prevent us from qualifying as a REIT for tax purposes.

Risk Factors

The following new risk factor supplements and should be read in conjunction with the section of the prospectus entitled “Risk Factors” which commences on page 23 of the prospectus.

The interest of later investors in our common stock will be diluted as a result of our stock distribution policy.

Our board of directors has authorized a stock distribution on the outstanding shares of all common stockholders of record as of the close of business each day commencing on July 1, 2010, payable quarterly. This distribution policy will continue until terminated or amended by our board of directors. We intend to buy assets that have little or no operating cash flows. While our objective is to acquire assets that appreciate in value, there can be no assurance that assets we acquire will appreciate in value. Furthermore, we do not currently intend to change our $10.00 per share public offering price. Therefore, investors who purchase our shares early in this offering, as compared with later investors, will receive more shares for the same cash investment as a result of this stock distribution policy. Because they own more shares, upon a sale or liquidation of the company, these early investors will receive more sales proceeds or liquidating distributions relative to their invested capital compared to later investors. Furthermore, unless our assets appreciate in an amount sufficient to offset the dilutive effect of the prior stock distributions, the net asset value per share for later investors purchasing our stock will be below the net asset value per share of earlier investors.

Status of Offering

We commenced our initial public offering of shares of our common stock in October 2009. Until our receipt and acceptance of subscriptions aggregating at least $2 million, all subscription proceeds were placed in escrow pursuant to the terms of an escrow agreement with UMB Bank, N.A. As of April 23, 2010, we satisfied the conditions of this escrow. As of April 26, 2010, we had accepted investors’ subscriptions to this offering received through April 23, 2010, at which time their funds were released from escrow and we commenced operations.

Form of Subscription Agreement – Appendix C

Attached to this sticker supplement as Appendix C is an updated form of subscription agreement which replaces the form of subscription agreement contained in the Prospectus dated January 7, 2010. The form of subscription agreement was updated as a result of the closing of escrow.

Management

The biographical information for Mary Lou Fiala, one of our directors, is updated to reflect her recent retirement as President of Regency Centers Corporation. Therefore, the following information supersedes and replaces in full, Ms. Fiala’s biography under the heading “MANAGEMENT.”

MANAGEMENT

Mary Lou Fiala. Independent Director. Ms. Fiala joined our board as an independent member in August 2009. She is also on the board of directors of Regency Centers Corporation, a publicly traded REIT specializing in developing, owning and operating grocery-anchored shopping centers located throughout the United States. Ms. Fiala has been Regency’s chief operating officer since January 1999, a director since 1997, vice chairman since 1998, and served as its president from January 1999 to February 2009. Prior to joining Regency, from March 1997 to January 1999, she served as managing director of Security Capital Global Strategic Group Incorporated, where she was responsible for the development of operating systems for the firm’s retail-related initiatives. From 1976 to 1994, Ms. Fiala held various merchandising and store operations positions with predecessors to Macy’s and Federated Department Stores. Following the 1994 merger of Macy’s East with Federated, Ms. Fiala was senior vice president and director of stores, New England until her departure in March 1997. Ms. Fiala has served as a director, and as a member of the audit and compensation committees of Build-A-Bear Workshop, Inc., since January 2005. She advises the real estate committee of Build-A-Bear Workshop, Inc. which operates stores worldwide. Since 2007, Ms. Fiala has served on the board of directors of Flat Out Crazy, LLC, which owns and operates two Asian restaurant chains. Ms. Fiala serves on the executive committee of the board of trustees for the International Council of Shopping Centers where she works with real estate companies, owners and developers worldwide. Ms. Fiala earned a bachelor of science degree from Miami University.

Plan of Distribution

The following information supersedes and replaces in full “Investments through IRA Accounts” under the heading “PLAN OF DISTRIBUTION.”

PLAN OF DISTRIBUTION

Investments through IRA Accounts

Community National Bank (“CNB”) has agreed to act as an IRA custodian for our stockholders who have or desire to establish with CNB an IRA, SEP or certain other tax-deferred accounts or transfer or rollover existing accounts. Such agreement is subject to change and terminable upon 90 days notice by CNB or the Company. We will pay the annual maintenance fee for the calendar year in which a subscriber first purchases our Shares through an investor account with CNB unless such annual maintenance fee has already been paid by one or more third parties prior to the purchase of any Shares through an investor account with CNB. Subscribers who choose CNB as IRA custodian are responsible for paying subsequent annual maintenance fees and any other fees for such accounts. Our payment of the annual maintenance fee will be treated as a purchase price adjustment and result in a lower tax basis in the shares purchased by the IRA. In some cases, the purchase price adjustment may be shared among investments purchased for the account. Subscribers who choose a different IRA custodian are responsible for paying annual maintenance fees and other fees related to such account. Further information as to these custodial services is available through our Managing Dealer or a participating broker.

Updated Information Regarding Macquarie

As previously disclosed in the sticker supplement dated February 12, 2010, the sale of the majority of Macquarie’s Australian core real estate funds management platform to Charter Hall Group, including the management businesses of Macquarie Office Trust, Macquarie CountryWide Trust and Macquarie Direct Property Funds, has been substantially completed.

Unless otherwise disclosed, the figures noted for each of Macquarie Group Limited, Macquarie Capital Funds and the global real estate platform of Macquarie Capital Funds and its affiliates are as of December 31, 2009, and are adjusted for certain Macquarie transactions. These adjustments include the acquisition of Delaware Investments, the restructure of Macquarie Infrastructure Group and sale of the majority of Macquarie’s Australian core real estate fund management platform, all of which took place during the first quarter of 2010.

The following information supersedes and replaces in full the noted questions and answers under the heading “QUESTIONS AND ANSWERS ABOUT THIS OFFERING.”

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

Q:	Who is Macquarie Group Limited?

A:	Macquarie Group Limited, or “Macquarie,” is a global provider of banking, financial, advisory, investment and funds management services. Macquarie’s main business focus is making returns by providing a diversified range of services to clients. Macquarie acts on behalf of institutional, corporate and retail clients and counterparties around the world.

Macquarie is listed in Australia on the Australian Securities Exchange (ASX: MQG) and is regulated by the Australian Prudential Regulation Authority, the Australian banking regulator, as the owner of Macquarie Bank Limited, an authorized deposit taker. Macquarie also owns a bank in the United Kingdom, Macquarie Bank International, which is regulated by the Financial Services Authority. Macquarie’s activities are also subject to scrutiny by other regulatory agencies around the world.

Founded in 1969, Macquarie operates in more than 70 office locations in 28 countries. Macquarie employed over 14,000 people and had assets under management of approximately $300 billion as of December 31, 2009.

Q:	Who is Macquarie Capital Funds?

A:	Macquarie Capital Funds is a business platform within Macquarie Capital, one of Macquarie’s five main operating groups. Macquarie Capital Funds has established a leading position in the creation and management of specific asset class investor funds (“specialist funds”). Through specialist management companies, as of December 31, 2009, it manages 8 listed and 33 unlisted specialist funds or vehicles that invest in infrastructure (including airports, toll roads, communications infrastructure, utilities and related sectors), real estate (including investments in retail, office, industrial, and commercial sectors as well as real estate development), and other sectors. Macquarie Capital Funds manages listed funds in Australia, Canada, the United States, Korea and Singapore. It manages unlisted funds in Australia, Korea, Hong Kong, India, Canada, the United States, Europe, Russia, South Africa, Mexico1 and the United Arab Emirates. As of December 31, 2009, assets under management in the specialist funds totaled approximately $94 billion.

Included within Macquarie Capital Funds is a global real estate business platform made up of Macquarie subsidiaries (some of which are regulated in jurisdictions where they provide services) and professionals primarily focused on the creation and management of unlisted real estate funds and real estate joint ventures in Australia, Asia, North America and Europe. The real estate service capabilities of Macquarie Capital Funds and its affiliates include portfolio and asset management, development related services, due diligence, investment advisory services, financing and capital management, and investor relations. As of December 31, 2009, Macquarie Capital Funds and its affiliates managed a global real estate portfolio with assets valued over $6 billion.

[1]	Macquarie Mexican Infrastructure Fund is comprised of parallel listed and unlisted vehicles.

Q:	Why are Macquarie Capital Funds Inc. and CNL Financial Group, LLC jointly sponsoring this offering?

A:	Macquarie Capital Funds Inc. and CNL Financial Group, LLC believe they bring strong complementary skills to the sponsorship of our company. CNL has a 35-year track record of forming and acquiring real estate businesses in the United States. Macquarie Real Estate Advisory Services LLC is an affiliate of Macquarie Capital Funds. As of December 31, 2009, Macquarie Capital Funds and its affiliates managed a global real estate portfolio with assets under management valued over $6 billion.

The following information supersedes and replaces in full the Macquarie Background information under the heading “BUSINESS.”

BUSINESS

Macquarie Background

Macquarie Group Limited

Macquarie Group Limited, or “Macquarie,” is a global provider of banking, financial, advisory, investment and funds management services. Macquarie’s main business focus is making returns by providing a diversified range of services to clients. Macquarie acts on behalf of institutional, corporate and retail clients and counterparties around the world.

Macquarie is listed in Australia on the Australian Securities Exchange (“ASX”) and is regulated by the Australian Prudential Regulation Authority, the Australian banking regulator, as the owner of Macquarie Bank Limited (“MBL”), an authorized deposit taker. Macquarie also owns a bank in the United Kingdom, Macquarie Bank International, which is regulated by the Financial Services Authority. Macquarie’s activities are also subject to scrutiny by other regulatory agencies around the world.

Founded in 1969, Macquarie operates in more than 70 office locations in 28 countries. Macquarie employed over 14,000 people and had assets under management of approximately $300 billion as of December 31, 2009.

Macquarie History

Macquarie takes its origins from the merchant bank Hill Samuel Australia (“HSA”), a wholly owned subsidiary of Hill Samuel & Co. Limited, London. Established in Australia in 1969, it began operations in Sydney in January 1970 with only three staff. In 1981, in response to changes evolving from the deregulation of financial markets, HSA commenced work on a proposal to become a trading bank. Authority for HSA to become Macquarie Bank Limited (“MBL”) was given in 1985, making it only the second private trading bank to be established in Australia this past century. MBL adopted its name from Governor Lachlan Macquarie, a leading pioneer responsible for transforming the early settlement in Australia from a penal colony into a dynamic economy.

MBL took over all of HSA’s business operations and opened a retail branch in March 1985 in Sydney. MBL opened a trading bank branch in Melbourne a few months later and in Brisbane in November 1986. On July 29, 1996, MBL listed its fully paid ordinary shares on the ASX, and on October 30, 1996 entered the ASX’s All Ordinaries Index with a market capitalization of approximately A$1.3 billion2. In October 2007, MBL security holders and option holders and the Federal Court of Australia approved the creation of Macquarie Group Limited and the restructure of MBL into a non-operating holding company structure.

Macquarie Operational Organization

Macquarie has five main operating groups, described below, within which individual businesses operate. The businesses specialize in defined product or market sectors and work in close cooperation.

[2]	A$ = Australian dollars.

Macquarie Capital

Macquarie Capital provides Macquarie’s wholesale structuring, underwriting, corporate advisory, and specialized funds management (including real estate, infrastructure, and private equity funds). Macquarie Capital’s depth of service includes specialist capabilities in: (i) mergers and acquisitions; (ii) takeovers and corporate restructuring advice; (iii) equity capital markets and equity and debt capital raising and management; (iv) specialized funds management including real estate, infrastructure and private equity funds; (v) debt structuring and distribution; (vi) private equity placements; and (vii) principal products.

Macquarie Capital is comprised of several business platforms, including Macquarie Capital Funds, that has established a leading position in the creation and management of specific asset class investor funds (“specialist funds”) that invest in real estate, infrastructure and private equity. Macquarie Capital Funds’ global real estate fund and asset management activities are described in more detail below.

Macquarie Securities Group

Macquarie Securities Group is a full-service securities business in Asia and Australia, specializing in: (i) institutional cash equities broking; (ii) equity finance, arbitrage trading and synthetic product business; and (iii) equity-linked investments, trading products and risk management services to wholesale and retail clients in Australia, Asia, Europe, North America and Latin America.

Fixed Income, Currencies and Commodities

Fixed Income, Currencies and Commodities provides a variety of services across the globe with an underlying specialization in interest rate, commodity or foreign exchange related institutional trading, marketing, lending, clearing or platform provision. Fixed Income, Currencies and Commodities offers trading, sales, research and finance covering: (i) interest rate, debt and credit securities; (ii) foreign exchange spot, forward and tailored services; and (iii) metals, energy, environmental products, agriculture, freight, bulk commodities and complementary futures services.

Macquarie Funds Group

Macquarie Funds Group is a full-service fund manager offering a diverse range of products, including: (i) managed funds across a wide range of asset classes, including cash, fixed income, currencies, resources, listed property securities, equities, listed infrastructure securities and private equity; (ii) funds-based structured products; (iii) hedge funds and fund of funds; and (iv) responsible entity and back-office services.

Banking and Financial Services Group

The Banking and Financial Services Group provides retail banking and financial services, including: (i) cash management trust and wrap platform; (ii) full service stock-broking; (iii) relationship banking services for businesses and professionals; (iv) private banking and executive wealth management; (v) private portfolio management; (vi) mortgage management; and (vii) credit cards (issuer and wholesale service provider), life insurance, funds management and administration and online broking.

Other Macquarie Divisions

In addition to Macquarie Group’s five main operating groups, Macquarie Bank Limited has two operating divisions: Corporate and Asset Finance and Real Estate Banking Division. Corporate and Asset Finance provides innovative and traditional capital, finance and related services to clients operating in selected international markets. Macquarie’s Real Estate Banking Division manages real estate projects and investments located in Australia, Asia, South Africa, North America and Europe as well as being responsible for the procurement, underwriting and management of real estate loans for clients in real estate projects across all major real estate sectors.

Macquarie Capital Funds

Macquarie Capital Funds has established a leading position in the creation and management of specific asset class investor funds (“specialist funds”). Through specialist management companies, as of December 31, 2009, it manages 8 listed and 33 unlisted specialist funds or vehicles that invest in infrastructure (including airports, toll roads, communications infrastructure, utilities and related sectors), real estate (including investments in retail, office, industrial, and commercial sectors as well as real estate development), and other sectors. Macquarie Capital Funds manages listed funds in Australia, Canada, the United States, Korea and Singapore. It manages unlisted funds in Australia, Korea, Hong Kong, India, Canada, the United States, Europe, Russia, South Africa, Mexico and the United Arab Emirates. As of December 31, 2009, assets under management in the specialist funds totaled approximately $94 billion.

Included within Macquarie Capital Funds is a global real estate business platform made up of Macquarie subsidiaries (some of which are regulated in the jurisdictions where they provide services) and professionals focused on the creation and management of unlisted real estate funds and real estate joint ventures in Australia, Asia, North America and Europe. The real estate service capabilities of Macquarie Capital Funds and its affiliates include portfolio and asset management, development related services, due diligence, investment advisory services, financing and capital management, and investor relations. As of December 31, 2009, Macquarie Capital Funds and its affiliates managed a global real estate portfolio with assets valued over $6 billion.

As an affiliate of our advisor, Macquarie Capital Funds will be primarily responsible for providing our advisor with due diligence, acquisition and management services relating to our acquisition and management of properties located outside the United States and Canada.

The tables below highlight current listed and unlisted real estate investment vehicles managed by Macquarie Capital Funds and its affiliates.

Listed Vehicles

Vehicle	Description	Equity Under Management (A$)(1) (2)
Macquarie DDR Trust	REIT listed on the ASX investing in high quality value and convenience retail property in the United States.	$50m

(1)	As of December 31, 2009.
(2)	Market capitalization plus fully underwritten or committed future capital raisings. With respect to assets held in joint venture, the amount included is based on the vehicle’s proportionate interest in the joint venture.

Unlisted Vehicles

Vehicle	Description	Notes(1)
Macquarie Real Estate Equity Funds	Suite of seven wholesale funds focused on development and opportunistic trading projects around Australia.	Expected gross development value of series A$3b

MWREF	A geographically diversified and growing portfolio of core, retail property comprising shopping mall assets across China.	Initial portfolio value of A$612m

Macquarie NPS REIT	Wholesale fund investing in stabilized office and retail assets in Korea.	Assets under management of A$209m with mandate to grow assets up to A$1b (KrW500b equity)

(1)	As of December 31, 2009.

Macquarie Group – Other Real Estate Activities

In addition to the global real estate platform within Macquarie Capital Funds, Macquarie has other real estate-related activities and businesses within both MBL and Macquarie Capital.

Macquarie Bank Limited – Real Estate Banking Division

MBL, through the Real Estate Banking Division, participates in strategic real estate joint ventures on development projects, property acquisitions and funds management. For example, MBL has a joint venture interest in MGPA Limited (“MGPA”), which is an independently managed private equity real estate investment advisory company investing in Europe and Asia. MGPA advises a number of real estate investment funds, the largest being MGPA Fund III which has raised US$5.2 billion in equity.

Macquarie also participates in real estate development projects around the world. In Australia, MBL owns the national award-winning developer Urban Pacific Limited, and has joint venture projects with Great White Shark Enterprises through Medallist Developments (Australia, the United States and South Africa).

Additionally, Macquarie’s Real Estate Banking Division provides financing solutions for real estate projects and clients across all major real estate sectors. The division specializes in full finance solutions encompassing development finance, acquisition and repositioning, tailored financing and structuring complex transactions. The division actively participates in joint ventures with clients.

Macquarie Capital – Real Estate Advisory

Macquarie Capital provides global real estate advisory and equity and debt capital raising services on behalf of institutional and corporate clients as well as to Macquarie’s real estate businesses and the funds they manage. These services seek to create unique real estate opportunities by drawing on extensive market expertise and a variety of capital sources to deliver strategic solutions.

Macquarie Capital – Real Estate Strategy

Macquarie Capital provides forecasts for global real estate markets for Macquarie Capital Advisors and other internal and external clients. The team has extensive international expertise providing strategic advice on opportunities and risks inherent in global real estate markets. In addition to Australia, its research covers the major international markets including the United States, the United Kingdom, Japan, Singapore, Hong Kong, Germany, and France. The combination of specialist real estate knowledge, economic expertise and on-the-ground experience provides valuable insight on future trends in real estate markets.

The following information supersedes and replaces in full the Prior Investment Programs – Macquarie Capital Funds information under the heading “PRIOR PERFORMANCE SUMMARY.”

PRIOR PERFORMANCE SUMMARY

Prior Investment Programs – Macquarie Capital Funds

The information in this section and in the Prior Performance Tables in Appendix B represents the historical performance and the information of Macquarie Capital Funds and affiliate managed programs, both public and non-public, over the past ten years. The programs included have similar investment objectives as ours, in that all have the main objective of investing solely in real estate and real estate-related assets. Altogether, the prior investment programs consist of six public programs, each with more than 300 investors and each of which are listed on the ASX, Singapore Exchange or Korea Exchange, and 19 non-public programs. The information on the six public programs, Charter Hall

Retail REIT3, Charter Hall Office REIT3, Macquarie DDR Trust, Starhill Global REIT4, Macquarie Central Office CR REIT, or “MCO REIT” and Macquarie ProLogis Trust, is presented in more detail in the applicable Prior Performance Tables in Appendix B. Additionally, Table VI, which is included in Part II of the registration statement filed with the SEC for this offering, includes detailed information regarding acquisitions made by the public programs during the previous three years. All monetary figures presented below are in Australian dollars (A$).

Capital Raising

Over the past ten years ending June 30, 2009, Macquarie Capital Funds and affiliates have raised approximately A$7.5 billion from 72,737 investors through the six prior public programs and approximately A$2.0 billion from 19,092 investors through the 19 prior non-public programs. More detail regarding Macquarie Capital Funds’ and affiliates’ experience in raising capital, and compensation paid to Macquarie Capital Funds and affiliates in relation to the prior public programs, is included in Appendix B – Tables I and II.

Investments

During the past ten years ending June 30, 2009, Macquarie Capital Funds and affiliates have invested in 524 properties valued at approximately A$17.0 billion at time of purchase in its public programs, and 69 properties at approximately A$2.7 billion in its non-public programs. These investments have been made across four continents: Asia, Australia, Europe and North America:

Number of Properties Acquired by Region:	Public Programs	Non-Public Programs
Australia	67	57
Asia	14	12
North America	434	0
Europe	9	0

Total:	524	69

Acquisitions by Macquarie Capital Funds and its affiliates have been made across several real estate sectors including office, industrial and retail properties. These investments have included mainly existing properties, as well as a small percentage of new and development properties. The following chart describes such properties:

Types of Properties Acquired by Percentage:	Public Programs	Non-Public Programs
Office	31%	43%
Retail	58%	32%
Industrial	11%	4%

Total Commercial:	100%	79%

Residential	0%	21%

Types of Properties Acquired by Percentage:	Public Programs	Non-Public Programs
New	8%	0%
Existing	92%	72%
Development	0%	28%

[3]

Effective March 1, 2010, Macquarie Office Trust and Macquarie CountryWide Trust have been renamed Charter Hall Office REIT and Charter Hall Retail REIT, respectively. The sale of the majority of Macquarie’s Australian core real estate funds management platform to Charter Hall Group, including the management businesses of Macquarie Office Trust and Macquarie CountryWide Trust, has been substantially completed.

[4]

Effective December 31, 2008, Macquarie PRIME REIT has been renamed Starhill Global REIT. On December 31, 2008, Macquarie completed the sale of its approximate 26% holding in Macquarie PRIME REIT, as well as its 50% interest in the holding company of Macquarie PRIME REIT’s manager and property manager to YTL Corporation Berhad.

Additionally, a summary of all acquisitions made by Macquarie Capital Funds and its affiliate sponsored public programs over the previous three fiscal years can be seen in Table VI, which is included in Part II of the registration statement filed with the SEC for this offering. As shown in Table VI, Macquarie Capital Funds and affiliates have acquired 72 properties within the previous three years of the public programs. These properties have all been retail or office acquisitions in Asia, Australia, Europe and the United States. In total, approximately 9.7 million of leaseable square feet was acquired through these acquisitions over this three-year period. These acquisitions were financed with a combination of debt, offering proceeds and reinvestment of sales proceeds.

Dispositions

Macquarie Capital Funds and its affiliate sponsored programs, both public and non-public, have sold approximately 121 and 21 properties, respectively, over the previous ten years ending June 30, 2009. A detailed description of the public program disposals over the past three years can be found in Table V of Appendix B.

Operating Results

Other than due to current global economic conditions, and except as set forth below, all Macquarie Capital Funds and affiliated sponsored programs have operated with no major adverse business conditions or developments arising that are material to investors in the programs.

As of June 30, 2009, Macquarie DDR Trust and its joint venture subsidiary had breached certain covenants in loan facilities. As noted in the Notes to the Financial Statements of Macquarie DDR Trust for the year ended June 30, 2009, at June 30, 2009 there was a significant uncertainty with regard to Macquarie DDR Trust’s ability to continue as a going concern. To date no lender has enforced repayment of the amount owed under these loan facilities.

More detail of operating results is provided in Appendix II as part of Table III – Operating Results of Prior Programs.

We will provide, upon request to us and without charge, a copy of the most recent annual reports filed with the ASX by Charter Hall Retail REIT5, Charter Hall Office REIT5 and Macquarie DDR Trust; or filed with the Singapore Exchange by Starhill Global REIT6.

[5]

Effective March 1, 2010, Macquarie Office Trust and Macquarie CountryWide Trust have been renamed Charter Hall Office REIT and Charter Hall Retail REIT, respectively. The sale of the majority of Macquarie’s Australian core real estate funds management platform to Charter Hall Group, including the management businesses of Macquarie Office Trust and Macquarie CountryWide Trust, has been substantially completed.

[6]

Effective December 31, 2008, Macquarie PRIME REIT has been renamed Starhill Global REIT. On December 31, 2008, Macquarie completed the sale of its approximate 26% holding in Macquarie PRIME REIT, as well as its 50% interest in the holding company of Macquarie PRIME REIT’s manager and property manager to YTL Corporation Berhad.

The following information should be read in conjunction with the Prior Performance Tables – Macquarie Capital Funds information under the heading “APPENDIX B.”

APPENDIX B

PRIOR PERFORMANCE TABLES – MACQUARIE CAPITAL FUNDS

Effective March 1, 2010, Macquarie Office Trust and Macquarie CountryWide Trust have been renamed Charter Hall Office REIT and Charter Hall Retail REIT, respectively. The sale of the majority of Macquarie’s Australian core real estate funds management platform to Charter Hall Group, including the management businesses of Macquarie Office Trust and Macquarie CountryWide Trust, has been substantially completed.

On August 13, 2009, MCO REIT disposed of its sole asset. On October 9, 2009, MCO REIT was delisted from the Korea Exchange and was subsequently liquidated. Details of this completed program are presented in “Table IV – Results of Completed Programs,” attached hereto. All references to MCO REIT included in “Table III – Operating Results of Prior Programs” is through June 30, 2009 and will be removed for required reporting periods going forward.

TABLE IV

Results of Completed Programs

All Amounts presented in Korean Won (KRW), unless otherwise stated

Program Name	MCO CR REIT
Dollar Amount Raised	76,303,000,000
Number of Properties Purchased	1
Date of Closing of Offering[1]	10/9/2009
Date of First Sale of Property[2]	8/13/2009
Date of Final Sale of Property[2]	8/13/2009
Tax and Distribution Data Per KRW 5,000 Invested[3]
Federal Income Tax Results:
Ordinary income (loss)
– from operations	10,617
Capital gain (loss)	—
Deferred tax	—
Cash Distributions to Investors Per KRW 5,000 Invested[3]
Source (per Korean accounting standards)
– Investment income	10,617
– Return of Capital	3,605
Source (on cash basis)
– Sales	10,490
– Refinancing	—
– Operations	3,732

NOTES

1	On October 9, 2009, MCO REIT was delisted from the Korea Exchange.
2	On August 13, 2009, MCO REIT disposed of its sole asset.
3	Tax and Distribution data is presented based upon KRW 5,000 invested, as shares were issued at KRW 5,000 par value per share.

APPENDIX C

FORM OF SUBSCRIPTION AGREEMENT

The form of subscription agreement that follows this page replaces in its entirety the form of subscription agreement included as Appendix C in the Prospectus dated January 7, 2010. The form of subscription agreement was updated as a result of the satisfaction of the escrow conditions for the Minimum Offering.

Return via Standard Mail CNL Macquarie Global Growth Trust, Inc. c/o Boston Financial Data Services P.O. Box 8562 Boston, MA 02266-8562	Return via Overnight Delivery CNL Macquarie Global Growth Trust, Inc. c/o Boston Financial Data Services 30 Dan Road, Suite 8562 Boston, MA 02266-8562	CNL Client Services Toll-Free (866) 650-0650 Fax (877) 694-1116

Subscription Agreement
FIRST OFFERING	CNL Macquarie Global Growth Trust, Inc.
one	Investment
Make check payable to	This is an (select one)
CNL Macquarie Global
Growth Trust, Inc.	☐ Initial Investment ☐ Additional Purchase ☐ Net of Commissions Purchase* ($9.00 per share)
or the custodian of
record for qualified plan	* Attach a Net-of-Commission affirmation letter, completed and signed by your Broker Dealer.
investments.
We do not accept cash,	Amount of Subscription $		Number of Shares
money orders, starter or
counter checks, third-party checks and traveler’s checks.	If a check received from an investor is returned for insufficient funds or otherwise not honored, CNL Macquarie Global Growth Trust, Inc. may return the check with no attempt to redeposit, and any issuance of the shares or declaration of distributions on shares may be rescinded or redeemed. CNL Macquarie Global Growth Trust, Inc. may reject any subscription, in whole or in part, in its sole discretion.

two	Investor Information
Name(s) and address will be recorded exactly as printed. Please print name(s) in which shares are to be registered.	Investor Name/Trustee		Social Security Number / TIN
	Co-Investor Name/Trustee (if applicable)		Social Security Number / TIN

Street Address (required) ☐ If subsequent purchase, check here if new address.

	City	State	Zip Code
Email Address
	Daytime Phone Number	Evening Phone Number
Optional Mailing Address
	City	State	Zip Code

All accounts must select	Citizenship ☐ U.S. citizen ☐ U.S. citizen residing outside the U.S., Country _____________
one type of citizenship and answer the backup with- holding question.	☐ Resident Alien

I am subject to backup withholding ☐ YES ☐ NO

For Custodial Accounts Only
	Name	TIN
	Address	Custodian/Brokerage Acct. Number
	City	State	Zip Code

three	Form of Ownership

Select One Type of
Account.	Non-Custodial – Single Signature (minimum investment $5,000):
☐ Individual ☐ Individual with Transfer on Death*

*Fill out Transfer on Death

Form to effect designation.
Transfer on Death form available on www.CNLMacquarieGlo- ba1GrowthTrust.com.	Non-Custodial – Multiple Signatures
☐ Joint Tenants with Rights of Survivorship ☐ Joint Tenants with Transfer on Death*
☐ Community Property
Non-Custodial – Trust
☐ Taxable Trust ☐ Tax Exempt Trust
Name of Trust

Custodial –Custodian Signature Required (minimum investment $4,000):
☐ Traditional IRA ☐ ROTH IRA ☐ SEP/IRA ☐ Rollover IRA ☐ Beneficial IRA
Beneficial IRA Decedent Name

Other –Custodian Signature Required (minimum investment $5,000):
☐ Uniform Gift to Minors Act, State of ___________ DOB of Minor _____________
☐ Uniform Transfers to Minors Act, State of ___________ DOB of Minor ____________
Other
☐ Corporation ☐ Partnership ☐ Non-Profit Organization ☐ Profit Sharing Plan ☐ Pension Plan
Name of Corporation/Plan Name/Other
four	Distributions Instructions
Select only one option.	☐ Send distributions to investor address shown in Section 2
Complete this section to direct your distributions to our Reinvestment Plan (DRP) or to deposit them directly into your account.	☐ Reinvest in CNL Macquarie Global Growth Trust, Inc. shares (See prospectus for more details) ☐ Direct Deposit cash (non-custodian investors only; Provide information requested below)

IRA accounts may not direct distributions without the Custodian’s approval.

I authorize CNL Macquarie Global Growth Trust, Inc. or its Agents (collectively, the “REIT”) to deposit my distribution to my checking, savings or brokerage account. This authority will remain in force until I notify the REIT in writing to cancel it. In the event that the REIT deposits funds erroneously into my account, it is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution
Address
City	State	Zip Code
Select One Account Type. (For Direct Deposit Only)	☐ Checking (please include a voided check) ☐ Savings ☐ Brokerage or other
Account Number	ABA Routing Number

five	Automatic Purchases

Complete the following information if you wish to authorize additional investments in CNL Macquarie Global Growth Trust, Inc. via automatic debits from your bank account.

Each investor who elects to participate in the automatic purchase plan agrees that the agreements, representations and warranties made by the investor in this Subscription Agreement apply to all additional purchases made under the plan including that the investor meets the suitability standards in the Prospectus (as defined herein) and this Subscription Agreement. The investor also acknowledges and understands that the notices set forth in this Subscription Agreement also apply to additional purchases made under the automatic purchase plan. See the Prospectus (as defined herein) for plan details. Alabama, Nebraska and Ohio residents are not eligible to participate in the automatic purchase plan.

I wish to make an automatic purchase (min of $25 per month or $75 per quarter) in the amount of: $

Check the appropriate box below designating either a monthly or quarterly debit.
☐ I prefer a monthly automatic debit (on the last business day of each month).

☐ I prefer a quarterly automatic debit (on the last business day of each quarter).

Select One Account Type.	☐ Checking (please include a voided check)	☐ Savings (please include a deposit slip)
	Account Number	ABA Routing Number

	I authorize payment for automatic purchases through direct debits from my checking or savings account. Investors must initial this authorization where indicated. Not available on IRA custodial accounts or other retirement accounts.	Initials

Please attach a voided check or deposit slip.	Please enclose a voided check or deposit slip for the appropriate account to participate in the automatic purchase plan. By enclosing a voided check or deposit slip you authorize the REIT to begin making electronic debits from the checking or savings account designated by the enclosed voided check or deposit slip on the last business day of each month or quarter. Such deductions and investments will continue until you notify the REIT in writing to change or discontinue them. Should your checking or savings account contain insufficient funds to cover the authorized deduction, no deduction or investment will occur. In such event, your bank may charge you a fee for insufficient funds.

six	Electronic Delivery

☐ Electronic Delivery – I hereby request that CNL Macquarie Global Growth Trust, Inc. deliver all stock–holder communications (including proxy statements, annual and quarterly reports, prospectus supplements, investor communications, account statements*, tax forms and other required reports) to me by sending electronic notifications to the email address I have provided below. I understand that I may revoke my request for electronic delivery at any time by calling (866) 650–0650.

*Electronic delivery of account statements are not available to investors electing to receive a check by mail.

Email Address

seven	Subscriber Signatures
Please separately initial each of the representatations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.	In order to induce CNL Macquarie Global Growth Trust, Inc. to accept this subscription, I hereby represent and warrant as follows:	Investor	Co-Investor
	a) I have received the final Prospectus (as amended or supplemented as of the date hereof) for CNL Macquarie Global Growth Trust, Inc.	Initials	Initials

b)      I have (i) a net worth (does not include home, furnishings and personal automobiles) of at least $250,000 or (ii) a net worth (as described above) of at least $70,000 and a gross annual income of at least $70,000.

		Initials	Initials

If applicable, I also meet the additional suitability requirements imposed by my state of primary residence as set forth in the Prospectus (as defined herein) under the sections described in the Prospectus and entitled “Suitability Standards” and “How to Subscribe.” (Applies to Alabama, California, Iowa, Kentucky, Massachusetts, Michigan, Missouri, Ohio, Oregon, Pennsylvania and Tennessee investors.)

If applicable, I acknowledge the recommendation imposed by the states of Kansas and Massachusetts, one of which is my primary residence, that my aggregate investments in CNL Macquarie Global Growth Trust, Inc. and similar direct participation investments do not exceed 10% of my “liquid net worth,” which for these purposes is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

	c) I acknowledge that there is no public market for the shares and thus my investment in the shares is not liquid.	Initials	Initials

d)    I am purchasing the shares for my own account and if I am purchasing shares on behalf of a trust or other entity of which I am trustee or authorized agent I have due authority to execute this subscription agreement and do hereby legally bind the trust or other entity of which I am trustee or authorized agent.

		Initials	Initials
	e) I am not a resident of the State of Pennsylvania.	Initials	Initials

Substitute IRS Form W-9 Certification:

The investor signing below, under penalties of perjury, certifies that (i) the number shown on this subscription agreement is its correct taxpayer identification number (or it is waiting for a number to be issued to it) and (ii) it is not subject to backup withholding either because (A) it is exempt from backup withholding, (B) it has not been notified by the Internal Revenue Service (“IRS”) that it is subject to backup withholding as a result of a failure to report all interest or dividends, or (C) the IRS has notified it that it is no longer subject to backup withholding, and (iii) it is a U.S. person for federal tax purposes (including a U.S. resident alien).

YOU MUST CROSS OUT CLAUSE (ii) IN THIS CERTIFICATION AND THE “SUBJECT TO BACKUP WITHHOLDING” BOX SHOULD BE CHECKED IN SECTION TWO IF THE INVESTOR HAS BEEN NOTIFIED BY THE IRS THAT IT IS CURRENTLY SUBJECT TO BACKUP WITHHOLDING BECAUSE IT HAS FAILED TO REPORT ALL INTEREST AND DIVIDENDS ON ITS TAX RETURN.

The Internal Revenue Service does not require your consent to any provision of this document other than this certification, which is required to avoid backup withholding.
	Signature of Investor – OR – Beneficial Owner		Date

	Signature of Co-Investor – OR - Custodian		Date

eight	Broker/Financial Advisor Information & Signature

The Financial Advisor (“FA”) or Registered Representative hereby warrants that it is duly licensed and may lawfully sell shares in the state designated as the investor’s legal residence.
Participating Broker-Dealer Name Check if recently employed by new B/D
	Financial Advisor – OR – Registered Representative Name		Advisor Number
Mailing Address ☐ Check if updated address
	City	State	Zip Code
	Telephone	Fax
Email Address

THE FINANCIAL ADVISOR OR REGISTERED REPRESENTATIVE MUST SIGN BELOW.

The undersigned confirms by its signature that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has verified that the form of ownership selected is accurate and, if other than individual ownership, has verified that the individual executing on behalf of the investor is properly authorized and identified; (iii) has discussed such investor’s prospective purchase of shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (v) has delivered the prospectus contained in the REIT’s registration statement (File No. 333-156479) on file with the Securities and Exchange Commission (as amended or supplemented, the “Prospectus”) to such investor; and (vi) has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The above-identified entity, acting in its capacity as agent, Advisor and/or Broker/Dealer, has performed functions required by federal and state securities laws and FINRA rules and regulations, including, but not limited to Know Your Customer, Suitability and PATRIOT Act (AML, Customer Identification) as required by their relationship with the subscriber(s) identified on this document.

THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND.

The names “Macquarie” and “Macquarie Group” refer to Macquarie Group Limited (ABN 94 122 169 279) and its direct and indirect subsidiaries, including Macquarie Bank Limited (ABN 46 008 583 542) and Macquarie Capital Funds Inc. Macquarie Bank Limited maintains representative offices in several jurisdictions in the United States, however, neither Macquarie Group Limited nor Macquarie Bank Limited is authorized to conduct banking business in the United States.

I understand this Subscription Agreement is for the offering of CNL Macquarie Global Growth Trust, Inc.

	Signature of Financial Advisor – OR – Registered Representative		Date
	Signature of Branch Manager		Date

All items on the Subscription Agreement must be completed in order for a subscription to be processed. Subscribers should read the Prospectus (as defined herein) in its entirety. Each subscription will be accepted or rejected by CNL Macquarie Global Growth Trust, Inc. (the “REIT”) within 30 days after its receipt, and no sale of shares shall be completed until at least five business days after the date the subscriber receives a copy of the final Prospectus (as defined herein). Subscribers will receive a confirmation of their purchase.

	Return via Standard Mail CNL Macquarie Global Growth Trust, Inc. c/o Boston Financial Data Services P.O. Box 8562 Boston, MA 02266-8562	Return via Overnight Delivery CNL Macquarie Global Growth Trust, Inc. c/o Boston Financial Data Services 30 Dan Road, Suite 8562 Boston, MA 02266-8562	CNL Client Services Toll-free (866) 650- 0650 Fax (877) 694-1116

APPENDIX F

FORM OF AMENDED AND RESTATED REDEMPTION PLAN

The form of amended and restated redemption plan that follows this page replaces in its entirety the form of redemption plan included as Appendix F in the Prospectus dated January 7, 2010. The form of redemption plan was updated in connection with the adoption of a stock distribution policy by our board of directors.

FORM OF

AMENDED AND RESTATED REDEMPTION PLAN

CNL MACQUARIE GLOBAL GROWTH TRUST, INC., a Maryland corporation (the “Company”), has adopted an Amended and Restated Redemption Plan (the “Redemption Plan”) by which shares of the Company’s common stock (the “Shares”) may be repurchased by the Company from stockholders subject to the terms and conditions set forth below.

1. Redemption Price. The Company’s Redemption Plan is designed to provide eligible stockholders with limited, interim liquidity by enabling them to sell Shares back to the Company prior to the listing of the Shares on a national securities market. Subject to certain restrictions discussed below, the Company may repurchase Shares (including fractional Shares), from time to time, at the following prices:

(i)	92.5% of the purchase price paid per Share for stockholders who have owned those Shares for at least one year;

(ii)	95.0% of the purchase price paid per Share for stockholders who have owned those Shares for at least two years;

(iii)	97.5% of the purchase price paid per Share for stockholders who have owned those Shares for at least three years; and

(iv)	a price determined by the Company’s board of directors, but in no event less than 100.0% of the purchase price paid per Share, for stockholders who have owned those Shares for at least four years.

Notwithstanding the foregoing, during the period of any public offering, the repurchase price will not exceed the then current public offering price for the Shares. For purposes of this Redemption Plan, Shares issued as a stock distribution will be deemed to have a purchase price equal to the then current public offering price in effect on the date such Shares are issued, which is the date such Shares are recorded in the Company’s stock register by its transfer agent (the “Issue Date”).

For purposes of calculating the ownership periods set forth above, if a stockholder purchased Shares for economic value from a prior stockholder (a “Resale”), the purchasing stockholder’s period of ownership for such Shares shall commence on the date the purchasing stockholder purchased the Shares from the prior stockholder. For a transfer of ownership that is not considered a Resale, the stockholder’s period of ownership for such Shares shall commence on the date of the acquisition of Shares by the original stockholder. If a stockholder received Shares in respect of a stock distribution, the stockholder’s period of ownership for such Shares shall commence on the Issue Date.

With respect to redemption requests made in connection with Shares acquired at multiple points in time, the pricing associated with the Shares held for the longest period of time shall be applied first, until such time as all Shares purchased at such point in time have been redeemed. At such time, pricing associated with the remaining Shares then held for the next applicable longest period of time shall be applied, and so on.

2. Redemption of Shares. Any stockholder who has held Shares for not less than one year (other than the Company’s advisor) may present for the Company’s consideration all or any portion of his or her Shares for redemption at any time, in accordance with the procedures outlined herein. A stockholder may present fewer than all of his or her Shares to the Company for redemption, provided, however, that the minimum number of Shares which must be presented for redemption shall be at least 25% of his or her Shares.

At such time, the Company may, at its sole option and to the extent it has sufficient funds available, choose to redeem Shares presented for redemption for cash. Factors that the Company will consider in making its determination to redeem Shares include, but are not limited to:

(i)	whether such redemption impairs the Company’s capital or operations;

(ii)	whether an emergency makes such redemption not reasonably practical;

(iii)	whether any governmental or regulatory agency with jurisdiction over the Company so demands for such action for the protection of the Company’s stockholders;

(iv)	whether such redemption would be unlawful; or

(v)	whether such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of the Shares, could cause direct or indirect ownership of the Shares to become concentrated to an extent which would prevent the Company from qualifying as a real estate investment trust for tax purposes.

If the Company elects to redeem Shares, the conditions and limitations described herein would apply. The full amount of the proceeds from the sale of Shares under the reinvestment plan (the “Reinvestment Proceeds”) attributable to any calendar quarter may be used to redeem Shares presented for redemption during such quarter. In addition, the Company may, at the Company’s discretion, use up to $100,000 per calendar quarter of the proceeds of any public offering of the Company’s common stock for redemptions. Any amount of offering proceeds which is available for redemptions, but which is unused, may be carried over to the next succeeding calendar quarter for use in addition to the amount of offering proceeds and Reinvestment Proceeds that would otherwise be available for redemptions. At no time during a 12-month period, however, may the number of Shares the Company redeems (if the Company determines to redeem Shares) exceed 5% of the weighted average number of Shares of the Company’s common stock outstanding during such 12-month period. Notwithstanding anything to the contrary in this Redemption Plan, no Shares shall be redeemed under the Redemption Plan on any date upon which the Company pays any dividend or other distribution with respect to the Shares.

Further, the Company has the right to waive the holding periods and redemption prices set forth in Section 1 above and the pro rata redemption requirements under Section 3 below, in the event of the death, permanent disability or bankruptcy of a stockholder or other exigent circumstances (individually and collectively, “Exigent Circumstances”). If the Company determines to permit any such redemption for Exigent Circumstances, notwithstanding anything contained in this Redemption Plan to the contrary, the price at which the Shares may be redeemed shall be the lesser of (a) the then-current offering price or (b) the price at which such Shares were purchased. In addition, the Company, in its sole discretion, may redeem such Shares prior to the redemption of any other Shares. In addition, if a stockholder submits a redemption request to the redemption agent to sell Shares to the Company due to Exigent Circumstances or otherwise, the redemption request shall be deemed to also include a request to sell all the Shares issued (or issuable on the Issue Date following the quarter in which the redemption request was submitted) as stock distributions thereon; and, if any such Shares issued as stock distributions have not been held for at least one year, the Company shall waive the holding period for such Shares, which holding period shall be deemed to be one year for purposes of calculating the repurchase price. Except for the holding periods, redemption prices and redemption timing, any Shares redeemed pursuant to the exercise of this authority will be otherwise subject to the procedures and limitations set forth in this Redemption Plan. There is no assurance that there will be sufficient funds available for redemption or that the Company will exercise its discretion to redeem such Shares and, accordingly, a stockholder’s Shares may not be redeemed.

The Company may terminate the Redemption Plan in the event that a secondary market for the Company’s Shares develops.

3. Insufficient Funds. In the event there are insufficient funds to redeem all of the Shares for which redemption requests have been submitted, and the Company determines to redeem Shares, the Company will redeem Shares on a pro rata basis at the end of each quarter; provided, however, with respect to Shares being redeemed by a stockholder due to Exigent Circumstances under Section 2 above, the Company, in its sole discretion, may waive the pro rata requirements for the redemption of such Shares and repurchase such Shares in full, to the extent funds are available, before other Shares are repurchased pro rata at the end of each quarter. With regard to a stockholder whose Shares are not redeemed due to insufficient funds in that quarter, the redemption request will be retained by the Company, unless withdrawn by the stockholder in accordance with this Section 3, and such Shares will be redeemed in subsequent quarters as funds become available and before any subsequently received redemption requests are honored. Stockholders will not relinquish their Shares of common stock to the Company until such time as the Company commits to redeem such Shares. Commitments to redeem Shares will be made at the end of each quarter and will be communicated to each stockholder who has submitted a request in writing. The applicable period of time under Section 1 above for holding Shares being redeemed on a pro rata basis in subsequent quarters under this Section 3 shall include the time up to the end of the quarter in which the Company commits to redeem such Shares. Until such time as the Company redeems the Shares, a stockholder may withdraw its redemption request as to any remaining Shares not redeemed by requesting from the Company a redemption change form, completing the form and delivering it to the Company by facsimile transmission to the facsimile number indicated on the form (subject to such stockholder receiving an electronic confirmation of such transmission) or by mail to the mailing address indicated on the form. Upon receipt of the redemption change form, the Company will treat the initial redemption request cancelled as to any Shares not redeemed in prior quarters.

4. Excess Funds. If the full amount of funds available for redemptions in any given quarter exceeds the amount necessary for redemptions, the remaining amount may be held for subsequent redemptions unless such amount is sufficient to make an investment in a property or other permitted investment (directly or through a joint venture), is used to repay outstanding indebtedness or is used for other corporate purposes.

5. Redemption Requests. A stockholder who wishes to have his or her Shares redeemed must mail or deliver a written request to the redemption agent, which is currently Boston Financial Data Services, Inc., on a redemption form provided by the Company, executed by the stockholder, its trustee or authorized agent. The redemption form can be obtained by a stockholder by calling the redemption agent, the Company, the stockholder’s financial advisor or by accessing the Company’s website. The redemption agent at all times will be registered or exempt from registration as a broker-dealer with the Securities and Exchange Commission and each state securities commission. Within 30 Business Days (as defined below) following the redemption agent’s receipt of the stockholder’s written request that is not a redemption form, the redemption agent will forward to such stockholder the redemption form necessary to effect the redemption. The redemption agent will effect such redemption for the calendar quarter, provided that it receives the properly completed redemption form relating to the Shares to be redeemed from the stockholder at least 15 Business Days prior to the last day of the current calendar quarter and has sufficient funds available to redeem the Shares. The effective date of any redemption will be the last date during a quarter during which the redemption agent receives the properly completed redemption form; provided, however, no redemption shall be effective on any date upon which the Company pays any dividend or other distribution with respect to the Shares and, if necessary, the effective date of any such redemption shall be delayed to the next Business Day on which no such dividend or other distribution is paid to comply with this proviso. As a result, the Company anticipates that, assuming sufficient funds are available, redemptions will be paid no later than 30 days after the quarterly determination of the availability of funds for redemption. “Business Day” means any day except Saturday, Sunday, or any day commercial banks are closed in Boston, Massachusetts, or Kansas City, Missouri pursuant to federal or state law.

Upon the redemption agent’s receipt of notice for redemption of Shares, the redemption price will be based on such terms as the Company shall determine. As set forth in Section 1 above, the redemption price for Shares of the Company’s common stock will be based on the length of time such Shares have been held and the price for which such Shares were issued, which amount will never exceed the then-current offering price of the Company’s common stock.

6. Amendment or Suspension of the Plan. The redemption price paid to stockholders for Shares of common stock the Company redeems may vary over time. Our board of directors will announce any price adjustment and the time period of its effectiveness as a part of its regular communications with stockholders. The Company will provide at least 15 days advance notice prior to effecting a price adjustment: (i) in the Company’s annual or quarterly reports; or (ii) by means of a separate mailing accompanied by disclosure in a current or periodic report under the Securities Exchange Act of 1934. While the Company is engaged in an offering, the Company will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws.

The board of directors, in its sole discretion, may amend, suspend or terminate the Redemption Plan at any time if it determines that such amendment, suspension or termination is in the Company’s best interests. The board of directors may amend, suspend or terminate the Redemption Plan if:

(i)	it determines, in its sole discretion, that the Redemption Plan impairs the Company’s capital or operations;

(ii)	it determines, in its sole discretion, that an emergency makes the Redemption Plan not reasonably practical;

(iii)	any governmental or regulatory agency with jurisdiction over the Company so demands for the protection of the stockholders;

(iv)	it determines, in its sole discretion, that the Redemption Plan would be unlawful;

(v)	it determines, in its sole discretion, that redemptions under the Redemption Plan, when considered with all other sales, assignments, transfers and exchanges of the Shares, could cause direct or indirect ownership of the Shares to become concentrated to an extent which would prevent the Company from qualifying as a real estate investment trust under the Internal Revenue Code; or

(vi)	it determines, in its sole discretion, that such amendment, suspension or termination would be in the Company’s best interest.

If the Company’s board of directors amends, suspends or terminates the Redemption Plan, the Company will provide stockholders with at least 15 days advance notice prior to effecting such amendment, suspension or termination: (i) in the Company’s annual or quarterly reports; or (ii) by means of a separate mailing accompanied by disclosure in a current or periodic report under the Securities Exchange Act of 1934. While the Company is engaged in an offering, the Company will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws. The Redemption Plan will terminate, and the Company no longer shall accept Shares for redemption, if and when its Shares are listed on a national securities market.

7. Governing Law. THIS REDEMPTION PLAN AND A STOCKHOLDER’S ELECTION TO PARTICIPATE IN THE REDEMPTION PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 7.